CONSENT OF AUTHOR

Daniel B. Kilby, P.Eng.
718 East Fourth Street
North Vancouver, British Columbia
Canada V7L 1K2

US Securities and Exchange Commission

“I consent to the statements attributed to me respecting the technical report entitled “Technical Report on the Campo Morado Project, Guerrero State, Mexico" dated June 2005 and the technical report entitled "Technical Report on the Campo Morado Project and Update on Metallurgy and Mineral Resources in the Reforma, Naranjo and El Rey Deposits, Guerrero State, Mexico" dated September 2005 and the technical report entitled "Technical Report on the Campo Morado Project Preliminary Resource Estimate for the G-9 Deposit, Guerrero State, Mexico" dated November 2005 included in the registration statement on Form 20-F, dated June 23, 2006, filed by Farallon Resources Ltd. with the United States Securities and Exchange Commission.”

Dated this 23 day of June, 2006

/s/ Daniel B. Kilby

Daniel B. Kilby, P.Eng.